Ex. 99.28(d)(22)(vi)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Franklin Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Franklin Advisers, Inc., a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement, effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the Sub-Adviser to provide certain sub-investment advisory services to an existing fund of the Trust, the JNL/Franklin Templeton Growth Allocation Fund.

Whereas, the Parties have agreed to amend the Agreement to add JNL/Franklin Templeton Growth Allocation Fund and its sub-advisory fees and to amend the following section of the Agreement, effective June 24, 2019:

Section 13. “Acknowledgements of Adviser”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Under Section 13. “Acknowledgements of Adviser,” the following shall be added to the beginning of the section:

“Adviser certifies that:

The Trust is a Qualified Institutional Buyer (“QIB”) as defined in Rule 144A under the 1933 Act, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB.”

2.	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated June 24, 2019, attached hereto.

3.	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated June 24, 2019, attached hereto.

4.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6.	This Amendment may be executed, in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of June 21, 2019.

Jackson National Asset Management, LLC		Franklin Advisers, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Wylie A. Tollette
Name:	Mark D. Nerud	Name:	Wylie A. Tollette
Title:	President and CEO	Title:	Executive Vice President

Schedule A

Dated June 24, 2019

Funds
JNL/Franklin Templeton Growth Allocation Fund
JNL/Franklin Templeton Income Fund
JNL/Franklin Templeton Global Multisector Bond Fund

A-1

Schedule B

Dated June 24, 2019

(Compensation)

JNL/Franklin Templeton Growth Allocation Fund(1)
Average Daily Net Assets	Annual Rate
$0 to $1.5 billion	0.35%
Amounts over $1.5 billion	0.32%

JNL/Franklin Templeton Income Fund
Average Daily Net Assets	Annual Rate
$0 to $50 million	0.625%
$50 million to $200 million	0.465%
$200 million to $500 million	0.375%
Amounts over $500 million	0.350%

JNL/Franklin Templeton Global Multisector Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $1 billion	0.35%
Amounts over $1 billion	0.30%

 (1) In order to prevent paying duplicate management fees, the net asset value of shares of the Templeton Global Bond Fund, LibertyQ ETFs, or shares of any other Franklin Templeton fund held in a Fund’s portfolio will be excluded from the Fund’s total assets in calculating the sub-advisory fees payable to the Sub-Adviser.

B-1